UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 12, 2015

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160

(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 15, 2015, Net Element, Inc. (the “Company”) amended its Bylaws by adding new provisions to Article 6 of such Bylaws (the “Amendment”). The Amendment provides that, to the fullest extent permitted by law, (a) in the event that (i) any stockholder initiates or asserts any claim or counterclaim or joins, offers substantial assistance to, or has a direct financial interest in any claim or counterclaim against the Company and/or any director, officer,  employee or affiliate of the Company (together, the “Company Parties”) and (ii) such stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such stockholder will be obligated jointly and severally to reimburse the Company Parties the greatest amount permitted by law of all fees, costs and expenses (including all reasonable attorney’s fees and other litigation expenses) incurred by the Company Parties in connection with such claim; and (b) in the event that any stockholder initiates or asserts any claim or counterclaim or joins, offers substantial assistance to, or has a direct financial interest in any claim or counterclaim against the Company Parties, then, regardless whether such stockholder is successful on its claim in whole or in part, (i) such stockholder will bear its own litigation costs, and (ii) such stockholder his, her or its attorneys will not be entitled to recover any litigation costs or, in a derivative or class action, to receive any fees or expenses as the result of the creation of any common fund, or from a corporate benefit purportedly conferred upon the Company.

The foregoing is only a brief description of the terms of the Amendment, does not purport to be a complete description of the Amendment, and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its 2015 annual meeting of stockholders (the “Annual Meeting”) on June 12, 2015. The matters voted upon at the Annual Meeting and the results of such voting are set forth below.

Proposal 1: Election of Directors:

Name of Director	For	Withheld	Broker Non-Vote

Oleg Firer	25,504,885	101,968	6,860,157

William Healy	25,535,226	71,627	6,860,157

Kenges Rakishev	25,539,535	67,318	6,860,157

Drew Freeman	25,534,556	72,297	6,860,157

David P. Kelley II	25,531,506	75,347	6,860,157

James Caan	25,547,506	59,347	6,860,157

All director nominees were duly elected.

Proposal 2: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase authorized common stock to 300 million shares.

For	Against	Abstain
29,157,616	3,245,011	64,383

Proposal 2 was approved.

Proposal 3: To approve the issuance by the Company, for purposes of the NASDAQ Listing Rules 5635(a) and (b), of Common Stock of the Company issued and issuable pursuant to the terms of the Certificate of Designations of the 5,500 shares of Series A Convertible Preferred Stock, par value $0.01 upon conversion, amortization, payment of dividends, as part of the make-whole amount or otherwise of, or with respect to, such Series A Convertible Preferred Stock, in each case, without giving effect to the limitations and restrictions set forth in such NASDAQ Listing Rules 5635(a) and (b).

For	Against	Abstain	Broker Non-Vote
22,246,073	191,952	4,791	6,860,157

Proposal 3 was approved.

Proposal 4: To approve the issuance by the Company for purposes of the NASDAQ Listing Rule 5635(d), of Common Stock of the Company issued and issuable (x) pursuant to the terms of the Senior Convertible Notes of the Company upon conversion, amortization, payment of interest, and as part of the make-whole amount, or otherwise of, or with respect to, such Senior Convertible Notes and (y) upon exercise of the accompanying Warrants, in each case, without giving effect to the limitations and restrictions set forth in such NASDAQ Listing Rules 5635(a) and (b).

For	Against	Abstain	Broker Non-Vote
22,267,422	170,503	4,891	6,860,157

Proposal 4 was approved.

Item 8.01	Other Events.

On June 15, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, which increased authorized common stock of Net Element, Inc. to 300 million shares (after the requisite approval by the Company’s stockholders at the Annual Meeting).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, to increase authorized common stock to 300 million shares.

3.2	Amendment No. 1 to the Bylaws of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2015

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Title:	Jonathan New Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, to increase authorized common stock to 300 million shares.

3.2	Amendment No. 1 to the Bylaws of the Company.